Exhibit 99 (a)(5)(ii)

Contact:

Allison Wey

Par Pharmaceutical Companies, Inc.

(201) 802-4000

Par Pharmaceutical Announces Extension and Increase in Maximum Purchase Price for

“Modified Dutch Auction” Tender Offer to Purchase up to $65,000,000 Aggregate Principal

Amount of its Currently Outstanding 2.875% Senior Subordinated Convertible Notes due 2010

Woodcliff Lake, New Jersey, November 9, 2009 — Par Pharmaceutical Companies, Inc. (NYSE: PRX) today announced that it has extended the expiration date and increased the purchase price of its previously announced “Modified Dutch Auction” tender offer, in which Par is offering to purchase, for cash, up to $65,000,000 aggregate principal amount, or up to approximately 82.7%, of its outstanding 2.875% Senior Subordinated Convertible Notes due 2010.

The price for the offer to purchase the convertible notes includes accrued and unpaid interest thereon up to, but not including, the date of purchase of the convertible notes, and has increased from a price (in multiples of $0.50 per $1,000 principal amount) not greater than $990.00 nor less than $982.50 per $1,000 principal amount to a price not greater than $1,000.00 nor less than $982.50 per $1,000 principal amount.

The deadline for tendering convertible notes in the offering has been extended from 12:00 midnight, New York City time, on Wednesday, November 11, 2009, to 12:00 midnight, New York City time, on Tuesday, November 24, 2009, unless further extended.

The Company has been advised that as of 5:00 p.m., New York City time, on November 6, 2009, approximately $4,345,000 of the convertible notes had been tendered in the Offer.

About Par Pharmaceutical

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press releases and other company information, visit www.parpharm.com.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities. The full details of the tender offer, including complete instructions on how to tender the convertible notes, are included in the offer to purchase (as supplemented and amended), the letter of transmittal and related materials. Holders of convertible notes should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Holders of convertible notes may obtain free copies of the offer to purchase, the letter of transmittal and other related materials when filed with the SEC at the SEC’s website at www.sec.gov. Holders may also obtain a copy of these documents, free of charge, from Georgeson Inc., the information agent for the tender offer.

Forward-Looking Statements

This press release also contains “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in our Schedule TO filed with the SEC on October 14, 2009 (as amended by Amendment No. 1 to Schedule TO filed with the SEC today), in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, in Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, in other of the Company’s filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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